EXHIBIT 10.47

THIRTEENTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES USA, INC.
401(k) AND MATCHING PLAN
(Amended and Restated Effective as of January 1, 2013)

THIS THIRTEENTH AMENDMENT is made and entered into by Pioneer Natural Resources USA, Inc. (the “Company”):
WITNESSETH:
WHEREAS, the Company maintains the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan (the “Plan”);
WHEREAS, pursuant to Section 8.3 of the Plan, the Benefit Plan Design Committee (the “Committee”) of the Company maintains the authority to amend the Plan at any time; and
WHEREAS, the Committee desires to amend the Plan to (i) provide for full and immediate vesting in any employer-derived benefits accrued under the Plan for certain employees who are involuntarily terminated in connection with the sale of certain pumping services assets in Midland, Texas and the sand plant closings and (ii) implement changes to hardship withdrawals under the Plan in accordance with the Bipartisan Budget Act of 2018 including removal of the requirement that participants exhaust all loans under the Plan prior to requesting hardship withdrawals and elimination of the six-month suspension on employee contributions following a request for a hardship withdrawal.
NOW THEREFORE, the Plan is hereby amended as follows.

1.	Effective November 13, 2018, Section 5.3(r) is hereby added to the Plan as follows:
(r)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Vice President and Chief Human Resources Officer of the Company as being involuntarily terminated in connection with the sale of the Midland, Texas pumping services assets shall become fully vested and nonforfeitable on the date of such involuntary termination.

2.	Effective November 13, 2018, Section 5.3(s) is hereby added to the Plan as follows:
(s)    Any provision of this Plan to the contrary notwithstanding, the amounts credited to the Employer Account of a Participant who is specifically designated by the Vice President and Chief Human Resources Officer of the Company as being involuntarily terminated in connection with the closing of sand plants in Brady, Texas; Millwood, Ohio; and Bakersfield, California shall become fully vested and nonforfeitable on the date of such involuntary termination.

3.	Effective January 1, 2019, Section 6.6(c) of the Plan is hereby amended as follows:
(c)    A hardship withdrawal will be considered to be necessary to satisfy an immediate and heavy financial need of a Participant only if the Committee determines that (i) the amount of such withdrawal is not in excess of the amount of such need plus any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal, and (ii) such Participant has obtained all distributions and withdrawals (but not loans), other than hardship withdrawals, currently available under all plans maintained by the Employers.
4.    Effective January 1, 2019, Section 6.6(d) of the Plan is hereby removed.
NOW, THEREFORE, be it further provided that except as provided above, the Plan shall continue to read in its current state.
IN WITNESS WHEREOF, the Company has executed this Thirteenth Amendment this 15th day of November 2018 to be effective as specified above.

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Teresa A. Fairbrook
Name:	Teresa A. Fairbrook
Title:	Vice President and Chief Human
Resources Officer